Exhibit 99.1
For further information, contact:
Ashley Ammon MacFarlane/Brian Prenoveau, CFA
ICR, Inc. for TRM Corporation
Office: (203) 682-8200
TRM Corporation Announces Full Year and Fourth Quarter 2007 Financial Results
PORTLAND, Oregon, March 31, 2008 (PR Newswire) — TRM Corporation (NASDAQ: TRMM) today announced fourth quarter and full year 2007 financial results. The Company filed its Form 10-K for the year today.
Richard Stern, President and CEO of TRM Corporation, stated, “2007 was a transitional year for TRM as a company. We began the year addressing our balance sheet issues and finished the year focused on our income statement and operational results. Towards that end, I am pleased with all that we accomplished. Most importantly, we experienced improved operating results, largely as a result of our ongoing restructuring effort. In addition, we completed the Triple DES compliance project that was undertaken throughout 2007 and we continue to optimize our ATM operations and contracts.”

($ in Millions)	FY 2007	FY 2006	% Change

Sales	$90.4	$107.7	(16.0%)
Discounts	56.7	65.6	(13.5%)
Net Sales	33.7	42.1	(20.0%)
Cost of Sales	22.9	23.5	(2.6%)
Gross Profit	10.8	18.6	(41.9%)
Gross Margin (% net sales)	32.1%	44.2%
Selling, General & Administrative	$16.5	$30.5	(46.0%)
Restructuring Charges /Equipment Write-Offs	2.8	0.6
Operating Loss	(8.5)	(55.8)
Discontinued Operations	5.3	(66.5)
Net Loss	(8.4)	(120.1)
Adjusted EBITDA from continuing operations	(2.8)	(3.6)
Adjusted EBITDA from continuing operations is a non-GAAP term. Please refer to the attached reconciliation between our GAAP net income and Adjusted EBITDA from continuing operations.
Financial Results for the Fiscal Year Ended December 31, 2007
 In 2007, gross sales were $90.4 million and net sales were $33.7 million. Revenue performance reflects a consistent level of transactions per unit with fewer ATM units in the field. The average number of transacting ATMs was 10,253 during 2007 compared to an average of 12,378 during 2006. The decrease is primarily the result of attrition in ATM contracts acquired from eFunds in

2004. The Company expects the number of ATMs will continue to decrease in 2008 unless the Company executes on its previously announced desire to seek acquisition-led growth. During 2007, the Company added 1,000 new ATM units, including 57 in the fourth quarter of 2007.
Mr. Stern continued, “We continued to experience improved operating results stemming from the continued vigilance regarding our cost structure. In the fourth quarter, we reported net income and positive Adjusted EBITDA from continuing operations, and we expect that trend to continue in 2008. We are also further encouraged by the fact that our average withdrawals per unit per month have been maintained at a level consistent with 2006, which points to our focus on maintaining the quality of our existing estate.”
Cost of sales in 2007 decreased 2.6% to $22.9 million from $23.5 million in 2006, despite a one-time inventory write-down in the 3rd quarter of 2007 as well as increases in August and September 2007 vault cash costs reflecting increased volatility in the commercial paper market. The Company would have seen a decrease of approximately 4.7% excluding the inventory write-down and elevated vault cash costs. Going forward, the Company expects to benefit from improved vault cash costs commensurate with stability in the commercial paper market and the Company’s continued focus on the primary cost drivers including processing, armored car, maintenance and telecommunication costs.
For the year, selling, general and administrative expense decreased 46% to $16.5 million from $30.5 million in 2006. This decrease is primarily the result of the Company’s restructuring efforts and its continued focus on expense reductions and optimizing efficiency.
TRM Corporation reported an operating loss of $8.5 million and loss from continuing operations of $13.7 million for the full year 2007. This compares to an operating loss of $55.8 million and loss from continuing operations of $53.6 million in 2006. The Company notes that 2006 results were largely influenced by impairment charges of goodwill and intangible assets of $43.3 million. The Company notes that 2007 operating performance was negatively impacted by approximately $2.8 million of costs for the following items:
•	Equipment write-off of approximately $1.9 million related to three merchant contracts that were terminated and the consolidation of its service centers across the country
•	Restructuring cost for termination of leased office and warehouse space and severance of approximately $963,000
Michael Dolan, Chief Financial Officer of the Company, stated, “We continued to recognize costs associated with our restructuring efforts in 2007, but I am pleased to see a sequential improvement in our operating loss in the fourth quarter. This modest improvement reflects the initial steps we have taken through the year to aggressively adjust our cost structure and renegotiate our vendor contracts. We also focused on improving our profitability on a unit by unit basis.”
The Company believes that Adjusted EBITDA from continuing operations is the most accurate reflection of ongoing operations as well as recent efficiencies in the cost structure. On a sequential basis, TRM’s 2007 Adjusted EBITDA from continuing operations was ($2.8) million compared to ($3.6) million in 2006. A positive indicator that the Company’s performance is experiencing the effects of the restructuring and cost containment efforts is the positive $1.5 million of Adjusted EBITDA from continuing operations in the fourth quarter compared to ($4.7) million Adjusted EBITDA from continuing operations in the fourth quarter of 2006. Our operating results for the fourth quarter and full year 2007 include a $2.0 million credit to expense relating to termination of an agreement with one of our vendors.
For the year, the Company reported a net loss of $8.4 million.
Financial Results for the Fourth Quarter Ended December 31, 2007
•	Net sales of $7.9 million versus $9.7 million in the fourth quarter of 2006
•	Adjusted EBITDA from continuing operations of $1.5 million in the fourth quarter 2007 compared to ($4.7) million in the prior year period
•	A narrowing of operating loss in the fourth quarter 2007 to ($215,000) from ($5.4) million in the prior year period
•	A narrowing of loss from continuing operations in the fourth quarter 2007 to ($797,000) from ($5.5) million in the prior year period
•	Net income for the fourth quarter 2007 of $906,000 compared with a net loss of ($15.2) million in the prior year period
Balance Sheet
 The Company had cash and cash equivalents of $3.9 million at December 31, 2007, compared to $4.8 million at December 31, 2006. As of December 31, 2007, the Company had $2.1 million of term loans outstanding.
About TRM Corporation
 The Company is a consumer services company that provides convenience ATM services in high-traffic consumer environments. TRM’s ATM customer base is widespread, with retailers throughout the United States. TRM operates the second largest non-bank ATM network in the United States.
FORWARD LOOKING STATEMENTS
 Statements made in this news release that are not historical facts are forward-looking statements. Actual results may differ materially from those projected in any forward-looking statement. Specifically, there are a number of important factors that could cause actual results to differ materially from those anticipated in the forward-looking statements, such as consumer demand for our services; access to capital; changes in interest rates; maintaining satisfactory relationships with our banking partners; our ability to continue to reduce attrition in our existing ATM estate and to add new ATMs; technological change; our ability to control costs and expenses; competition and our ability to successfully implement our acquisition strategy. Additional information on these factors, which could affect our financial results, is included in our annual report on Form 10-K for the fiscal year ended December 31, 2007 under the caption “Risk Factors” and elsewhere in such report. Finally, there may be other factors not mentioned above or included in our SEC filings that could cause actual results to differ materially from those contained in any forward-looking statement. Undue reliance should not be placed on any forward-looking statement, which reflects management’s analysis only as of the date of the statement. We assume no obligation to update any forward-looking statements as a result of new information, future events or developments, except as required by applicable law.
- Attachments 1, 2 and 3 -

Attachment 1
TRM CORPORATION
Consolidated Results of Operations
(in thousands, except per share data)
(unaudited)

	Three months ended		Twelve months ended
	12-31-06	12-31-07	12-31-06	12-31-07
Sales	$24,173	$20,614	$107,656	$90,386
Less discounts	14,444	12,704	65,576	56,711

Net sales	9,729	7,910	42,080	33,675

Cost of sales:
Cost of vault cash	1,659	1,215	6,482	5,399
Other	4,934	4,106	16,990	17,465

Gross profit	3,136	2,589	18,608	10,811

Selling, general and administrative expense	8,012	2,144	30,541	16,482
Impairment charges	—	—	43,311	—
Restructuring charges	—	—	—	963
Equipment write-offs	505	660	579	1,876

Operating income (loss)	(5,381)	(215)	(55,823)	(8,510)

Interest expense and amortization of debt issuance costs	1	188	1	464
Loss on early extinguishment of debt	—	750	3,105	4,809
Other expense (income), net	759	(297)	(169)	(57)

Loss from continuing operations before income taxes	(6,141)	(856)	(58,760)	(13,726)

Benefit for income taxes	(596)	(59)	(5,194)	—

Loss from continuing operations	(5,545)	(797)	(53,566)	(13,726)

Discontinued operations:
Income (loss) from operations	(9,098)	1,841	(65,948)	5,437
Provision for income taxes	597	138	577	138

Income (loss) from discontinued operations	(9,695)	1,703	(66,525)	5,299

Net income (loss)	$(15,240)	$906	$(120,091)	$(8,427)

BASIC AND DILUTED PER SHARE INFORMATION:

Weighted average common shares outstanding	17,113	17,212	17,034	17,178

Basic and diluted income (loss) per share:
Continuing operations	$(0.32)	$(0.05)	$(3.14)	$(0.80)
Discontinued operations	(0.57)	0.10	(3.91)	0.31

Net income (loss)	$(0.89)	$0.05	$(7.05)	$(0.49)

Attachment 2
TRM Corporation
Consolidated Balance Sheet
(in thousands)
(unaudited)

	December 31,	December 31,
	2006	2007
Assets

Current assets:
Cash	$4,784	$3,859
Restricted cash	—	3,073
Accounts receivable, net	4,328	2,611
Income taxes receivable	215	—
Inventories	674	50
Prepaid expenses and other	1,579	369
Deferred financing costs	5,270	172
Restricted cash — TRM Inventory Funding Trust	73,701	61,805
Assets held for sale	106,081	—

Total current assets	196,632	71,939

Equipment, less accumulated depreciation and amortization	11,646	4,222
Goodwill	16,748	16,748
Intangible assets, less accumulated amortization	585	585
Other assets	833	795

Total assets	$226,444	$94,289

Liabilities and Shareholders’ Equity

Current liabilities:
Accounts payable	$5,988	$6,099
Accrued expenses	8,744	9,929
Income taxes payable	67	36
Term loans and line of credit	99,318	2,051
TRM Inventory Funding Trust note payable	71,697	58,505
Liabilities related to assets held for sale	13,437	—

Total current liabilities	199,251	76,620

Settlement agreement due after one year	—	3,009

Total liabilities	199,251	79,629

Minority interest	1,500	1,500

Shareholders’ equity:
Common stock	135,595	136,181
Additional paid-in capital	63	63
Accumulated other comprehensive income	4,692	—
Accumulated deficit	(114,657)	(123,084)

Total shareholders’ equity	25,693	13,160

Total liabilities and shareholders’ equity	$226,444	$94,289

Attachment 3
TRM Corporation
Adjusted EBITDA Reconciliation
(in thousands — USD)
(unaudited)

	Three months ended		Twelve months ended
	12-31-06	12-31-07	12-31-06	12-31-07
Continuing Operations:
Loss from continuing operations	$(5,545)	$(797)	$(53,566)	$(13,726)
Add:
Interest expense	1	188	1	464
Loss on early extinguishment of debt	—	750	3,105	4,809
Benefit for income taxes	(596)	(59)	(5,194)	—
Depreciation and amortization	883	601	7,089	2,541
Equipment write-offs	505	660	579	1,876
Inventory write down	—	—	—	399
Non-recurring charges	—	—	—	350
Impairment charges	—	—	43,311	—
Non-cash stock compensation expense	97	158	1,051	509

Adjusted EBITDA — continuing operations	$(4,655)	$1,501	$(3,624)	$(2,778)

Discontinued Operations:
Income (loss) from discontinued operations	(9,695)	1,703	(66,525)	5,299
Add:
Interest expense	4,327	—	13,001	1,289
Loss on early extinguishment of debt	—	—	372	—
Provision for income taxes	597	138	577	138
Depreciation and amortization	2,092	—	10,983	—
Equipment write-offs	282	500	21,894	500
Impairment charges	—	—	31,348	2,701

Adjusted EBITDA — discontinued operations	$(2,397)	$2,341	$11,650	$9,927

Note:	Our Adjusted EBITDA calculation is based upon the definition of EBITDA in the loan documents governing our loan facility entered into in June 2006.